Exhibit 99.1

Contact

Investor and Media Relations

Susan W. Specht Director, Corporate Communications (206) 442-6592	Michael Fitzpatrick Associate Director, Corporate Communications (206) 442-6702

FOR IMMEDIATE RELEASE

ZymoGenetics Reports Fourth Quarter and Year End 2008 Financial Results

- Increased product sales, license and collaboration revenues -

- Financial position strengthened through PEG-Interferon lambda collaboration -

Seattle, February 11, 2009 – ZymoGenetics, Inc. (NASDAQ:ZGEN) today reported its financial results for the fourth quarter and year ended December 31, 2008. For the fourth quarter, the company’s net loss declined to $9.2 million, or $0.13 per share, from $38.6 million, or $0.56 per share, for the prior year period. For full year 2008, the company reported a net loss of $116.2 million, or $1.69 per share, compared to a net loss of $148.1 million, or $2.17 per share, for the prior year. The decreased losses for the quarter and the year resulted from increases in revenues as well as decreased research and development expenses.

As of December 31, 2008, the company had $89.9 million of cash, cash equivalents and short-term investments. The company’s cash position will be strengthened through amounts expected to be received from Bristol-Myers Squibb under the recently announced PEG-Interferon lambda collaboration. More specifically, $105.0 million is expected to be received this quarter, after completion of United States Federal Trade Commission review, and an additional $95.0 million in milestone payments will be due related to the start of Phase 2 clinical testing for PEG-Interferon lambda, which is expected later this year. The company also has a funding arrangement with Deerfield Management that allows the company to borrow up to an additional $75.0 million through January 2010, with repayment of outstanding amounts in June 2013.

“We achieved many significant milestones in 2008, including the approval of RECOTHROM® and the encouraging early PEG-Interferon lambda clinical trial results in Hepatitis C that led to our strategically important collaboration with Bristol-Myers Squibb,” said Douglas E. Williams, Ph.D., Chief Executive Officer of ZymoGenetics. “We expect another year of important progress in 2009, continuing to build the sales of RECOTHROM, advancing PEG-Interferon lambda into Phase 2, working to execute additional partnering transactions, and continuing to optimize the company’s cost structure to achieve our long-term financial objectives.”

Business Highlights

During the fourth quarter of 2008 and in early 2009, ZymoGenetics made significant progress in executing its business plan, including the following highlights:

RECOTHROM® Thrombin, topical (Recombinant)

Sales momentum in fourth quarter 2008 was enhanced by the adoption of a more competitive pricing structure in October. Based on the resulting increased level of purchase commitments received, this momentum is expected to carry into 2009. Data from a Phase 3b study was presented at the American Society of Hematology annual meeting in December providing further support regarding the safety and immunogenicity profile of RECOTHROM in patients who are likely to have had prior exposure to bovine thrombin. The company’s partner, Bayer Healthcare, filed for regulatory approval in Canada in November 2008 and continued to work toward gaining approval in the EU based on its August 2008 Marketing Authorization Application filing.

PEG-Interferon lambda

In early January 2009, a global collaboration with Bristol-Myers Squibb was completed, which will provide the company with substantial funding, establish a co-development program in the US and the EU and a co-commercialization relationship in the US, and provide for development and commercialization by Bristol-Myers Squibb in the rest of the world. This transaction was enabled by progress in a Phase 1b study in subjects chronically infected with hepatitis C. Data from the first three cohorts in the study using single agent PEG-Interferon lambda were presented at the annual meeting of the American Association for the Study of Liver Diseases in November 2008, which showed robust anti-viral activity without evidence of the tolerability issues which are generally associated with other interferons.

Interleukin-21 (IL-21)

In October 2008, interim data from a Phase 2 renal cell carcinoma study was presented at the EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics, demonstrating favorable tumor response and disease control rates when IL-21 is administered in combination with Nexavar® (sorafenib) tablets. Enrollment continued in the single agent Phase 2 melanoma study toward the goal of completing enrollment in 2009. In January 2009, the company announced that it acquired the rights to IL-21 outside North America from Novo Nordisk, which had previously announced the discontinuation of its oncology programs, giving ZymoGenetics worldwide rights.

Financial

The company received $21.0 million in November 2008 from Bristol-Myers Squibb after entering into a nonexclusive license agreement under the company’s patents on Ig fusion proteins, which is unrelated to the PEG-Interferon lambda collaboration. In November, the first $25.0 million was drawn on the company’s $100.0 million funding arrangement with Deerfield Management.

Executive Management

In accordance with the company’s succession plan, Douglas E. Williams, Ph.D., former President and Chief Scientific Officer, was promoted to the position of CEO, effective January 2, 2009. At that time, Bruce L.A. Carter, Ph.D. retired from the CEO position, and he continues to serve as Chairman of the Board of Directors in a non-executive capacity. Dr. Williams also was appointed to the Board of Directors in January 2009. In addition, Stephen W. Zaruby was hired as President.

Financial Results

Revenues for full year 2008 were $74.0 million compared to $38.5 million for the prior year. For fourth quarter 2008, revenues were $36.0 million compared to $20.5 million for fourth quarter 2007. The annual and fourth quarter increases were primarily due to increased collaboration and license revenues and sales of RECOTHROM in the United States, which began in January 2008 following FDA approval.

RECOTHROM net sales were $8.8 million for full year 2008 and $4.7 million for fourth quarter 2008. Fourth quarter net sales increased 164% compared to net sales in the third quarter; however, fourth quarter sales included incremental wholesaler inventory build of approximately $0.8 million.

Collaboration and license revenues were $58.9 million for full year 2008 and $29.9 million for fourth quarter 2008 compared to $32.2 million and $19.3 million, respectively, for the same periods in 2007. For the full year, the increase was primarily attributable to a nonexclusive license of the company’s Ig fusion patents to Bristol-Myers Squibb for $21.0 million and $11.8 million of increased revenue from the Bayer license and collaboration related to RECOTHROM, the effects of which were partially offset by reduced milestone revenue. For the fourth quarter, the increase was due to the license of the Ig fusion patents partially offset by reduced milestone revenue.

Cost of product sales include only the manufacturing, packaging and distribution costs for RECOTHROM that were incurred subsequent to the initial FDA approval in January 2008. All costs of manufacturing RECOTHROM that were incurred prior to the initial FDA approval were expensed to research and development as incurred. In fourth quarter 2008, in addition to costs related to product sold in the quarter, a provision of $3.8 million was recorded for inventory that is projected to become obsolete.

Research and development expenses for full year 2008 were $126.7 million compared to $142.3 million in 2007, and for fourth quarter 2008, these expenses were $24.2 million compared to $46.0 million for the prior year quarter. For full year 2008, the decrease was primarily attributable to reduced contract manufacturing expenses, as all RECOTHROM manufacturing costs were recorded as inventory instead of research and development expense subsequent to FDA approval, and reduced salary and benefit costs resulting from the company’s February 2008 headcount reductions. These decreases were partially offset by increased atacicept development costs prior to the restructuring of the Merck Serono co-development relationship at the end of August 2008. For fourth quarter 2008, the decrease was primarily due to reduced contract manufacturing costs, reduced salary and benefit costs, and reduced development costs associated with atacicept.

Selling, general and administrative expenses in 2008 were $60.2 million for the full year and $14.6 million for the fourth quarter, which compares to $46.9 million for the prior year and $13.5 million for the prior year fourth quarter. The primary factors driving these increases were the deployment of the RECOTHROM sales force in the second half of 2007, marketing costs associated with the RECOTHROM launch in early 2008, and commissions paid to Bayer on U.S. sales of RECOTHROM.

Net other income (expense) in 2008 totaled $2.4 million of income for the full year and an expense of $1.7 million for the fourth quarter as compared to $2.6 million and $0.3 million of income for the 2007 full year and fourth quarter, respectively. The primary differences for the year were reduced investment income in 2008 due to lower invested balances and lower rates of return on those invested balances, offset by a $7.1 million gain on the sale of land which occurred in third quarter 2008. For fourth quarter 2008, the overall expense resulted from lower investment income caused by reduced amounts available to invest and lower rates of return on those investments, as well as increased interest expense related to the first $25.0 million draw on the Deerfield Management debt financing in November 2008.

Outlook for 2009

The company’s operating plan for 2009 includes the following key business objectives:

RECOTHROM:

•	Continue increased sales momentum from fourth quarter 2008 to meet or exceed 2009 sales targets.

•	Maximize the potential of the existing RECOTHROM business and pursue strategies for expansion through line extensions, licensing or co-promotion.

•	Provide support to partner, Bayer, to gain regulatory approvals in Europe, Canada and other significant ex-US territories.

PEG-Interferon lambda:

•	Pursue appropriate activities to ensure effective collaboration with Bristol-Myers Squibb.

•	Complete ongoing Phase 1b clinical trial in relapsed hepatitis C patients.

•	Extend Phase 1b testing to include treatment-naïve hepatitis C patients.

•	Initiate Phase 2 clinical trial to drive product registration pathway.

IL-21:

•	Present data from completed Phase 2 renal cell carcinoma clinical trial in combination with Nexavar.

•	Complete enrollment in Phase 2 metastatic melanoma clinical trial and present results.

•	Initiate partnering discussions to facilitate late-stage clinical development and commercialization.

Preclinical Pipeline:

•	Complete at least one partnering transaction to support advancement of pipeline into clinical development.

In addition, we expect several important developments in 2009 related to assets previously licensed to third parties:

•	Results of Phase 2 atacicept clinical trial in rheumatoid arthritis (Merck Serono).

•	Initiation of Phase 2 recombinant Factor XIII clinical trial in cardiac surgery (Novo Nordisk).

•	Results of pivotal study of Augment Bone Graft in foot and ankle fusions (BioMimetic Therapeutics).

2009 Financial Expectations

The company expects to continue the trend of lower net losses in 2009, driven largely by increased net sales of RECOTHROM and higher collaboration and license revenues. The following specific guidance for 2009 is based on many assumptions, including that the global economic situation will not result in significant deterioration in the company’s current business prospects.

•	Net RECOTHROM sales are expected to be in the range of $25-35 million.

•

Revenues from collaborations, licenses and royalties are expected to be in the range of $95-105 million, which include approximately $50-60 million of anticipated revenue from the recently announced collaboration arrangement with Bristol-Myers Squibb.

•

Costs of product sales is expected to be approximately 20-22% of net sales, which reflects a lower percentage than is expected over the long term due to the expensing of RECOTHROM inventory costs to research and development prior to FDA approval.

•

Research and development expense is expected to be comparable to that of 2008, at approximately $115-125 million, with most of the savings from the discontinuation of atacicept cost-sharing being offset by increased PEG-Interferon lambda development expenses.

•	Selling, general and administrative expense is expected to increase slightly to approximately $60-65 million.

•

Projected expenses include noncash stock-based compensation expense of approximately $16 million, of which approximately two-thirds is classified as research and development and the remainder as selling, general and administrative expense.

•	Net loss is expected to be in the range of $55-75 million, or $0.80-1.09 per share.

The company expects to generate positive net cash flow in 2009 due to the receipt of license fees and milestone payments under the Bristol-Myers Squibb collaboration totaling $200.0 million. Of this amount, $105.0 million is guaranteed upon antitrust clearance by the United States Federal Trade Commission and Department of Justice, and $95.0 million is receivable as milestone payments related to Phase 2 clinical testing, currently expected to start in the second half of the year. The company expects to end 2009 with approximately $120 -140 million of cash and investments. This estimate does not reflect any further borrowings under the company’s Deerfield line of credit; however, the company has the ability to borrow up to an additional $75.0 million.

All of the preceding financial guidance reflects the company’s current cost structure and revenues only from existing collaborations. It is the company’s intention to complete one or more additional partnering transactions in 2009, and to further optimize its operating cost structure, which could result in increased revenues and/or reduced operating expenses.

Conference Call and Webcast Information

ZymoGenetics’ Fourth Quarter and Year-End 2008 Financial Results Conference Call will be held on February 11, 2009 at 4:30 p.m. Eastern Time and may be accessed at www.zymogenetics.com or by dialing 1-201-689-8566 (International: 1-201-689-8565). Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. A live audio webcast and slide presentation can be accessed by going to: www.zymogenetics.com. The webcast will be archived for 60 days.

For replay, please visit www.zymogenetics.com or use the following information:

•	U.S. callers: 1-877-660-6853

•	International callers: 1-201-612-7415

Replay passcode account #: 286

Conference ID #: 310760

About ZymoGenetics

ZymoGenetics discovers and develops novel protein therapeutics that are based on the company’s research and biological insights into key disease pathways. The company developed and markets RECOTHROM® Thrombin, topical (Recombinant), which is the first recombinant, plasma-free thrombin. Other product candidates span a wide array of clinical opportunities that include cancer, autoimmune and viral diseases. ZymoGenetics intends to commercialize product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven product sales and marketing, manufacturing and commercialization capabilities, strategic partnering activities, product safety, clinical trials and results, regulatory oversight, intellectual property claims and litigation, the global economic situation and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

ZYMOGENETICS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues:
Product sales, net	$4,650	$—	$8,779	$—
Royalties	1,459	1,245	6,290	6,259
Collaborations and licenses	29,910	19,280	58,920	32,218

Total revenues	36,019	20,525	73,989	38,477
Costs and expenses:
Costs of product sales	4,678	—	5,672	—
Research and development	24,154	45,987	126,678	142,340
Selling, general and administrative	14,618	13,454	60,238	46,890

Total costs and expenses	43,450	59,441	192,588	189,230

Loss from operations	(7,431)	(38,916)	(118,599)	(150,753)
Other (expense) income, net	(1,745)	349	2,358	2,609

Net loss	$(9,176)	$(38,567)	$(116,241)	$(148,144)

Basic and diluted net loss per share	$(0.13)	$(0.56)	$(1.69)	$(2.17)

Weighted-average number of shares used in computing net loss per share	68,734	68,507	68,696	68,156

BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2008	December 31, 2007
Cash, cash equivalents and short-term investments	$89,887	$170,941
Inventory	28,241	—
Other current assets	14,828	11,841
Property and equipment, net	63,676	70,701
Deferred financing costs, net	6,726	—
Other assets	6,688	9,598

Total assets	$210,046	$263,081

Current liabilities	$56,968	$63,960
Lease obligations	67,366	67,044
Debt obligations	25,000	—
Other long-term liabilities	37,353	17,247
Shareholders’ equity	23,359	114,830

Total liabilities and shareholders’ equity	$210,046	$263,081

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